Exhibit 99

TEXT OF PRESENTATION
at
Newspaper Association of America

Mid Year Media Review
on
June 19, 2007

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Steve Lacy:

STEVE LACY:

Good afternoon. It is a pleasure to be here today and we thank the Newspaper Association of America for inviting us.

Joining me is our Chief Financial Officer, Suku Radia, and the President of Meredith Broadcasting, Paul Karpowicz.

Our Publishing Group President, Jack Griffin, spoke at the MPA breakfast this morning and is now busy generating revenue.

I'll start with a brief overview, giving you some highlights from Fiscal 2007. I'll review performance at our two operating groups and provide some financial details. Then, we will be pleased to respond to your questions.

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This presentation includes certain forward-looking statements intended to serve as a reminder of the factors that could affect our business and its results over time.

This presentation also includes references to some non-GAAP financial measures such as EBITDA. The financial statements and tables that reconcile GAAP results and non-GAAP measures are always posted on the Meredith Web site.

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Let me begin with a quick overview of our Company. We have been in existence for more than 105 years. Most people know us best for our magazines, and we produce some of the most widely read publications in the industry. We own one of the most recognized brands - Better Homes and Gardens.

Better Homes and Gardens is a powerhouse in terms of brand extensions and consumer reach. Its stability and strength has provided a great foundation to expand our extensive media and marketing footprint.

Today our reach extends across 25 subscription magazines, including Parents, Ser Padres, Fitness and Family Circle, the titles we acquired from Gruner + Jahr almost two years ago. We publish another 200 Special Interest Publications annually, sold primarily at supermarkets and home centers across the country.

Today we own 12 broadcast television stations, most of them located in some of the fastest-growing markets in the country.

We operate 30 Web sites, have a retail book business with about 400 titles in print, and operate an 85 million name consumer database, which includes about 300 data points on seven out of ten home-owning households in the country.

We use our expertise to create custom marketing programs for some of the largest companies in the US. Over the last 12 to 18 months, we've been actively adding to our online marketing capabilities, buying three online marketing companies and a search engine. These acquisitions significantly enhance the scope of our Interactive capabilities.

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As we prepare to close our fiscal year at the end of this month, 2007 was the year Meredith planted both feet firmly in the digital world, while taking key steps to strengthen its core businesses.

In March we launched a new and improved version of our flagship Web site, BHG.com. We completed nearly all of the work on a new online portal for our Parenthood brands. It will launch next month. And we expanded and enhanced our broadcasting station Web sites.

We purchased three Web-related businesses. Two of them, New Media Strategies and Genex, add meaningful new capabilities to our custom marketing business. Yesterday we announced the purchase of Healia, a consumer search engine focused on making health-related searches better and faster. I'll talk in more depth about these businesses in a few moments.

In our core Publishing business, Better Homes and Gardens is receiving strong marks for a re-design that happened in February. Family Circle has been re-invigorated. And More was named Magazine of the Year by Advertising Age.

In our Broadcasting business, our stations continue to win market share and grow ratings, while generating record political revenues.

Finally, we launched our first broadband video network, Better.tv. Parents.tv, our second broadband video network, launches next month.

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We have produced outstanding earnings growth.

Over the past five years, our earnings per share has delivered a compounded annual growth rate of better than 19%.

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And that performance has delivered real value to our shareholders.

Our stock is near an all-time high, up 27 percent from its closing price at the beginning of fiscal 2007.

And with that brief overview, I will turn to the strategies we are focusing on for the coming fiscal year.

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As we look to the year ahead, there really are three key areas of focus:

We're continuing to build our presence online, driving revenue growth across our Interactive properties. In the coming slides I will discuss in some detail our recent acquisitions and our broadband video network.

Then I'll provide you an update on our Publishing and Broadcasting businesses.

I'll conclude with comments highlighting our financial performance.

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Over the last decade, we have built a strong Internet presence complementing both our Publishing and Broadcasting activities. In the last 4 to 5 years, we have more than doubled our Web traffic, and on a monthly basis, we average about 12 million unique visitors, compared to less than 4 million in 2002.

Publishing online revenues continue to grow at a rapid rate, and increased nearly 40 percent in the first nine months of fiscal 2007. In late March, we officially unveiled the redesigned and expanded Better Homes and Gardens Web site, and plan to debut the newly created parenthood portal, parents.com, in July. Both sites will further augment our online advertising capabilities.

In addition to advertising revenue, we use the Internet to help generate subscriptions to support our magazine circulation activity. Internet subscriptions cost about half as much as traditional direct-mail sources. In the first nine months of fiscal 2007, we generated more than 2 million online orders, a 43 percent increase over the prior year.

Broadcasting online advertising also posted strong results through the third fiscal quarter, with revenues more than doubling compared to the prior-year. Our goal is to become the local portal of choice in our markets. We have redesigned our Web sites and increased creative and sales resources across our station group.

Our Web-based corporate marketing activity continues to grow as we cultivate existing client relationship opportunities while expanding our capabilities through online marketing acquisitions. We will provide more detail as part of our Integrated Marketing discussion.

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Our interactive media revenues have grown rapidly in recent years, albeit from a modest base. For fiscal 2007, we anticipate online revenues to represent 3.5 percent of total company revenues, compared to 1.3 percent just two years ago.

Our goal is to have online revenue reach 10% of Meredith's overall revenue by 2010. We'll achieve this organically and through select acquisitions.

Additionally, we have a goal to acquire email addresses for half of our active subscribers by this time next year.

Now let's turn to our largest online property, BHG.com.

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BHG.com has been a top-ten online portal in the home and shelter category for some time. We have continued to enhance the site's capabilities. In late March we re-launched the site to make it more valuable for our consumers.

We've also added 30 editorial blogs that are refreshed every day. There is video on the site, anchored by Better.tv. And we've added other tools, including a remodeling channel and a 3-D tool that lets you virtually remodel a kitchen or bathroom. The new site has stronger community applications, allowing consumers interaction with our editors and each other.

Our intent is to make consumers feel that BHG.com has been created to give our visitors the tools and services they need to plan, envision, budget, and personalize solutions for their homes and families.

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In July, we will launch a new parenthood portal that is intended to be a leading online destination for parents. This portal will serve parents from pregnancy through their childrens' teenage years. It will be backed by the brand authority of Parents, Family Circle, American Baby and Child.

It will serve as the launch pad site for all of our online parenting activities and feature branded content, community emphasis, rich video, tools and resources, and e-commerce.

New parents are heavy users of the Web. Our parenthood portal is designed to serve this growing demand, while appealing to advertisers.

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We continue to build a strong Internet presence across our Broadcast Group. In addition to becoming the local portal of choice in key markets, our objective is to be a top destination in every broadcast market in which we operate.

We have redesigned our Web sites, increased creative resources, and added dedicated online sellers. Online advertising posted strong results through our third fiscal quarter, with revenues more than doubling compared to the prior-year period.

Station sites in our three largest markets experienced strong growth in unique visitors and page views this spring. KPTV in Portland has nearly doubled its page views, growing unique visitors by 25 percent. Traffic to KPHO in Phoenix has nearly tripled. And unique visitors to our Atlanta CBS station have grown by more than 30 percent.

We delivered 1 million video clips across our station group sites over the last year.

With that review of our Internet initiatives, I'll go into some detail on the launch of our broadband video network.

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The Meredith broadband video network consists of two mega-brands - Better and Parents.

Better.tv, which we announced in April, draws content from Better Homes and Gardens, Ladies' Home Journal and More. Original video content on the network can be found in three places:

1.)  The better.tv channel on the Internet

2.)  The video player on BHG.com, and

3.)  The Better daily lifestyle show broadcast at our stations

Parents.tv, which launches next month, is backed by the brand authority of Parents, American Baby, Family Circle, and Child. It will also reside in numerous locations when the product is fully launched with a newly redesigned Parents.com Portal. Namely, it will be on:

1.)  The parents.tv channel on the Internet

2.)  The video player on the Parents Web portal, parents.com, and on

3.)  Video On Demand - Parents TV

Meredith Video Solutions creates this broadcast quality video and secures outlets for its distribution across many platforms.

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The Meredith broadband video network is a collaborative effort between our publishing and broadcast groups.

Publishing is contributing brands, content and knowledge of the consumer. Our Interactive Media group brings traffic, sales, marketing and technology resources to the table. And through Video Solutions, the Broadcasting Group is applying its production resources and video expertise.

Better.tv and Parents.tv are part of our strategy to reach younger consumers - the daughters of Baby Boomer women - with our trusted brands whenever, wherever and however they want it. And these new products offer marketers another avenue to customers.

To get a clearer understanding of this exciting initiative, let's watch better.tv's Kimberly Maus explain our new network.     {video omitted}

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When it comes to content, Better.tv today has more than 1,000 videos across 20 channels on topics that include food, family, fitness, remodeling, decorating, gardening, and health. Video segments range from 2 minutes to 30 minutes in length.

We're producing about 20 hours of new video each week.

Parents.tv will launch with more than 20 hours of content. Clips will be educational and entertaining in nature, ranging from teaching parents how to properly give their baby a bath to how best they can help their child learn to ride a bike.

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Now of course, the question is, how are we going to make money from our broadband video networks?

The business model for monetizing the broadband network is based on advertising.

First, we are selling 15 second advertising spots. One spot plays per every three videos you watch on better.tv. Advertisers to date include P&G, Kraft, Lowe's, Purina and the Florida Department of Citrus.

Second, we are selling exclusive and non-exclusive sponsorships of key channels such as Better Today. For an additional premium, sponsorships can include product placement in the video.

Finally, Video Solutions will create unique custom content for clients. An example of custom content is a DVD that was created for General Electric about how the use of different lighting can change the look of a home.

Now, let's turn to our recent acquisitions.

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Over the last 15 months, we have purchased four online companies - three of them that add significantly to our custom marketing business. I'll speak about the fourth, Healia, in a moment.

Together these firms have added more than 200 highly skilled employees across the country, giving us the creative resources and expertise to help clients build brands online with a variety of innovative marketing techniques. These include interactive strategies, cutting-edge Web site development, and Web 2.0 marketing programs.

Of the three companies featured on this slide, each one brings a unique strategic value for Meredith:

  OGM brings us online Customer Relationship Management with particular expertise in consumer packaged goods
  NMS brings online Word of Mouth marketing and online intelligence that can be leveraged both for our clients as well as our own consumer brands.
  Genex brings more technical Web-based development capabilities and strong automotive relationships

Now I'll take you through each one of these companies in a little more detail.

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We acquired O'Grady Meyers in April of 2006. OGM specializes in research, brand strategy, online customer relationship management strategy, online promotions and E-branding, primarily for companies in the consumer packaged goods space.

Clients include PowerBar, Nestle and Hot Pockets.

In its limited tenure with our organization, O'Grady Meyers has been integrated well. We have won more business - both on- and off-line - as a result.

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New Media Strategies, acquired in January of this year, specializes in word-of-mouth marketing campaigns and online brand promotion. It provides two core services on a monthly retainer basis:

  The first is online business intelligence and research to detect and monitor consumer attitudes toward a brand or company.
  Second is developing and executing viral communication programs to help position or promote brands within online communities.

Over the past few years, companies such as Coca-Cola, ABC, Sony and Citigroup have become clients.

We believe there are strong opportunities to sell these services to our legacy custom marketing clients. We have started seeing RFPs from clients that include budgets for word-of-mouth elements.

We also believe that strong word-of-mouth capabilities will be important in strengthening our own Web sites and brands.

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Genex, also acquired in January of 2007, serves a diverse array of clients in the automotive, consumer goods, financial services and health services categories - with Honda, Toyota, Benjamin Moore Paints, and Citigroup brands as major accounts. We also recently won new business with Mattel, KB Home and Well Point.

Genex has deep creative engineering and application development capabilities that align well with OGM's core online marketing and project management expertise.

Now I'll provide you a little more detail about the acquisition we announced yesterday.

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When it comes to Internet search, consumers - in particular women - are more and more using the Web to look for information related to their health and well-being.

And yet, general search engines often don't provide highly relevant results.

Healia has built an engine that offers better results because it's focused only on health. It also offers functionality that goes beyond traditional search, including filters that can be personalized according to criteria that includes: Male or female, age, race, depth of information desired and source of material.

We believe Healia offers a strong strategic fit to our technology platform. Health and well-being are major editorial subjects in both our publishing and broadcasting businesses, and having a health-focused search engine will help consumers of our brands find information easier and faster. We have existing advertiser relationships that can be leveraged and extended to generate incremental revenues.

From a financial standpoint, the acquisition will not have a material effect on Meredith.

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With that review of our online activities, I'll turn to our publishing business.

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Today, Meredith is clearly the leading publisher serving women. We reach 75 million women every month, easily surpassing the female reach of Time, Hearst, and Conde Nast. From new home owners to new mothers to affluent empty nesters, we reach the full spectrum of consumers across life's stages. We provide the information and inspiration that fuels their key passions in the areas of home, family, and their health and well-being.

In Better Homes and Gardens, Ladies' Home Journal, Family Circle, and Parents, we own four of the most recognized brands in the industry. Many of our other titles have tremendous upside potential, especially More, Fitness, and Siempre Mujer, our new Spanish language lifestyle magazine. One of our recent acquisitions, ReadyMade, has a great opportunity to grow, expanding our reach to younger adults in their twenties and thirties. Obviously this is appealing to advertisers.

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Ad revenues are off to a stronger start in calendar 2007. Compared to calendar 2006, we expect ad revenues to be up 5 percent to approximately $350 million for the first six months of calendar 2007.

We're currently seeing the strongest performance from DTC Pharmaceuticals, Food & Beverage and Non-DTC Pharmaceuticals.

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Part of the reason we're seeing this performance is because our flagship title, Better Homes and Gardens, underwent a redesign that debuted with the February 2007 issue. Our intent was to reconnect with readers and provide them with the information and inspiration they're looking for in their homes and lives. We placed emphasis on improving magazine navigation, enhancing our already beautiful photography and providing a range of projects for all budgets.

Along with winning high marks from readers, we're also seeing advertisers respond. Advertising revenues for BHG are up about nine percent for the calendar year to date.

Family Circle is experiencing a revitalization, hiring strong new editorial talent and focusing on families who have teens and tweens in the house. Advertising sales are up 20% for the first half of the calendar year.

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Meredith is the leading publisher serving Hispanic women.

Today, 1 in every 5 babies is born to a woman who speaks Spanish as her first language. In three years, by 2010, that number is expected to be 1 in 4.

Ser Padres, which we acquired from Gruner + Jahr, is the Spanish language version of Parents. This well-established magazine has a distribution of about 500,000.

In September 2005, we launched Siempre Mujer. Although it is still in the investment phase, it is on pace to increase total ad revenue more than 50 percent from its inaugural year.

Siempre Mujer, Ser Padres, and American Baby's Spanish language titles, combined, reach 4 million adult Hispanic women annually.

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In addition to our magazine activity, Meredith operates a powerful and fast-growing custom marketing business serving corporate clients. We create customer relationship marketing programs for these clients designed to improve loyalty and produce repeated consumer interaction with their brands.

Our targeted print and direct marketing skills are now augmented by the Web design and online marketing capabilities I mentioned a few moments ago.

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And with that recap of our publishing group, now I will turn to our broadcasting business.

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Meredith's broadcast footprint includes six CBS stations, three FOX, two My Network TV, and the NBC affiliate in Nashville. Nine of our stations are in the country's top 35 markets, and in aggregate our group reaches nearly 10 percent of U.S. households.

According to Nielsen, seven of our largest markets on average grew 2.6 percent, more than double the country's average growth of 1 percent. In particular, our largest market, Atlanta, grew over 5 percent and is on track to become the 8th-largest in the country next year. Phoenix grew almost 4 percent and is now 13, up from 14 a year earlier. Additionally, Las Vegas jumped 5 market positions.

We've created a strong local news culture, which is driving ratings and audience share gains. A key element of our Broadcasting strategy is to expand our local presence and maximize local advertising revenues. This includes locally produced programming, which is more profitable than either syndicated or network programming.

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As we continue to grow Broadcasting revenues, we're very focused on capturing the margin upside that is present in this part of our business portfolio.

As you can see from the slide, we have produced strong EBITDA margin improvement in recent years, growing from slightly less than 29 percent in fiscal 2003 and expected better than 37 percent in fiscal 2007.

The EBITDA margin improvements complement our revenue growth, which we estimate to have grown to slightly more than $350 million from almost $270 million in fiscal 2003.

Our growth in fiscal 2007 was driven by a record posting of $33 million in net political revenues in the most recent political cycle.

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The expansion of local news, improved ratings, and monetization of those ratings are critical components to our ongoing success.

Local news now represents 35 to 45 percent of a station's revenue.

We have more than doubled the number of weekly news hours, from 150 to 300. Expanding news coverage is important because it lessens our dependence over time on syndicated programming and also provides greater control over our inventory and ensures a quality product.

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In addition to expanding our newscasts, we have done a great job increasing ratings at our local stations and effectively monetizing those ratings gains.

In particular, we have improved audience share significantly in three of our largest markets - Atlanta, Phoenix, and Portland.

The gains in ratings and share in Phoenix over the last five years have netted a 50 percent increase in advertising rates for our late newscast in that marketplace.

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Over time we've also been quite successful at growing non-traditional revenue. Our Cornerstone programs are unique and differentiate us in the local market with the ability to leverage our publishing brands, and repurpose the content from our magazines into print and on-air advertising schedules for the local, primarily retail, advertiser.

Combined revenues from those Cornerstone programs, our market-specific promotions and Internet sales, are expected to reach nearly $50 million in FY2007.

For fiscal 2007, we expect retransmission consent fees to total about $5 million, most of which will come from satellite providers. Most of our existing retransmission agreements run through December 2008.

Now, I will highlight our financial performance.

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This chart illustrates our strong track record of generating cash, and highlights how we have used that cash in the last ten years.

Over the past decade, we have generated more than$1 billion of free cash flow, which is defined as net earnings plus depreciation and amortization - less capex and excluding any special items. In a typical year, our free cash flow runs at 115 percent of net earnings.

We have completed approximately $1.1 billion in net acquisitions. We want to continue targeting accretive acquisitions, similar to American Baby and Gruner + Jahr, every few years.

We have invested nearly $320 million in capital expenditures. Our digital build-out is complete.

We have a consistent track record of returning capital to our shareholders through share repurchases and dividends.

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We increased our repurchase activity substantially in fiscal 2005 and 2006, and are currently on track to deliver another strong year of buying activity.

We have repurchased almost 1.1 million shares to date in Fiscal 2007.

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We have paid dividends for 60 consecutive years. As you can see from this graph, we have increased the dividend for 13 consecutive years, growing the dividend at an 11 percent compound annual growth rate over this period.

In January, we raised our quarterly dividend 16 percent, on top of mid- to high-teen increases in the prior three years.

We expect to sustain a dividend payout ratio ranging from 20 to 25 percent of net earnings.

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Our current debt is $485 million and the average cost is 5.0 percent. Our debt to trailing 12 month EBITDA ratio is 1.4, which provides plenty of opportunity for acquisitions. Our debt covenants allow a debt to EBITDA ratio of 3.75 to 1.

Even with healthy share repurchases and continued dividend payments, we have retired $80 million in debt so far in fiscal 2007.

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We have a history of providing clarity and transparency in our earnings guidance. In the first and second quarters, we reported earnings per share of $0.62 and $0.72, respectively.

In the third quarter, excluding one-time items, we reported core earnings per share of $0.88.

As we stated during our third quarter earnings call on April 25, we expect fourth quarter income from continuing operations to approximate $1.04, for total core earnings per share of $3.26 for the full Fiscal 2007. This represents a 14% increase over the $2.86 we delivered in Fiscal 2006.

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While it is very early in the process, we wanted to provide you a sense of our preliminary thinking regarding earnings for Fiscal 2008, which begins on July 1. Using $3.26 as a starting point:

As I mentioned earlier, Meredith recorded unprecedented political advertising in Fiscal 2007, and received a significant postal increase just last month.

Keeping those factors in mind, we expect to deliver earnings per share for Fiscal 2008 in the range of $3.50 to $3.55.

Due to the heavy political advertising in Fiscal 2007, we expect that earnings growth will occur in the back half of Fiscal 2008.

Consistent with prior practice, we will provide our thoughts about fiscal first quarter revenue and earnings when we release our year-end results on July 25.

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Before we get into Q&A, let me remind you of a few key points.

We are growing our online footprint and driving revenue growth across our Interactive properties with a goal for these activities to deliver 10% of Meredith's revenue by 2010. We are actively developing new revenue streams - our new broadband channels and online custom marketing acquisitions are excellent examples.

We've strengthening our core Publishing business and are continuing to improve margins in our Broadcasting group.

We are committed to delivering strong financial results and increasing shareholder value.

We are happy to address your questions.